Exhibit 99.1

Contact:

Kearstin Patterson

Sr. Director, Corporate Communications

615-236-4419 (office)

615-517-6112 (mobile)

kpatterson@biomimetics.com

Timothy Daniels, MD Presents Results from Augment™ Injectable Bone Graft Clinical Trial

Franklin, Tenn. – June 21, 2012 - Dr. Timothy Daniels, associate professor of orthopedic surgery at the University of Toronto and St. Michaels Hospital and lead investigator, presented today the results of a Canadian registration study comparing Augment™ Injectable Bone Graft (AIBG) to autograft in foot and ankle fusion surgery. AIBG is an injectable bone graft developed by BioMimetic Therapeutics, Inc. (NASDAQ: BMTI). The presentation took place on Thursday, June 21, 2012, at the American Orthopaedic Foot and Ankle Society (AOFAS) annual meeting. As presented by Dr. Daniels, the trial met its primary endpoint of non-inferiority of AIBG to autograft as assessed by CT scan at six months.

Dr. Daniels reported that assessment of the primary endpoint revealed that 53/63 (84.1%) of the AIBG-treated patients and 100/154 (64.9%) of the autograft-treated patients, were fused as determined by six month CT scans (p<0.001). Patients were followed clinically for 52 weeks, at which time 57/63 (90.5%) of the Augment Injectable patients and 120/154 (77.9%) of autograft patients achieved clinical success (p<0.001).

Additionally, patients treated with Augment Injectable were shown to have equivalent functional outcomes with less pain than patients treated with autograft (as seen in the table below).

52 Week Results	Augment Injectable	Autograft	Non-Inferiority
	Mean± sd	Mean± sd	p-value
	(N=63)	(N=154)
Foot Function Index	15.0 ± 17.5	17.4 ± 20.4	<0.001
AOFAS Ankle-Hindfoot Scale	80.0 ± 13.9	78.5 ± 17.0	<0.001
Fusion Site Pain	12.2 ± 19.4	13.0 ± 23.5	<0.001
Weight Bearing Pain	13.0 ± 20.0	15.6 ± 25.4	<0.001
Graft Site Pain	0	6.2 ± 16.6	<0.001
SF-12 (PCS)	44.6 ± 8.5	45.0 ± 9.7	<0.001

*Lower FFI and pain scores indicate better outcome. Higher AOFAS and SF-12 scores indicate better outcome.

No safety concerns were identified, and all Augment Injectable-treated patients were spared the additional risk and morbidity of bone graft harvest.

Dr. Daniels, commented on the results of the trial, “Augment Injectable Bone Graft demonstrated at least equivalent, and potentially faster, healing outcomes compared to autograft in this study.  I have been impressed with the improved handling and delivery characteristics of Augment Injectable compared to other available bone graft alternatives currently being used.  Should Augment Injectable receive Health Canada approval, I believe it will be widely used by surgeons who are interested in sparing patients the additional pain and potential risks associated with traditional autograft bone harvest.  Further, given the injectable nature of the material and improved handling characteristics, Augment Injectable may expand the indications for bone grafting.”

The Company expects to file the Device License Application (DLA) for approval of Augment Injectable in Canada this summer.

Study Design

This study was a multi-center, randomized (5:1; Augment Injectable to autograft), controlled trial to examine the safety and efficacy of AIBG as compared to autograft for ankle and hindfoot fusions. As pointed out during Dr. Daniels’ presentation, in addition to the prospectively randomized autograft patients, the study utilized the existing autograft database from a previous pivotal clinical trial utilizing a highly similar study design, and including the same surgeons, among others, to increase the statistical robustness of the data as per the study protocol approved by Health Canada.

The primary endpoint was percentage of subjects fused as assessed by CT scan at 24 weeks (defined as ≥50% osseous bridging) as determined by an independent blinded radiologist. CT scans were performed at nine, 16, 24 and 36 weeks. Secondary endpoints included clinical evaluations, such as clinical success rate (no revision surgery required and improved pain on weight bearing), VAS pain assessment, functional outcome assessment scores (AOFAS Ankle-Hindfoot Scale, Foot Function Index, and SF-12) and radiographs. The historical autograft database was derived from the Augment Bone Graft pivotal trial.

Slides from the presentation will be filed by the Company as an exhibit to a Form 8-K following the AOFAS meeting.

About Augment Injectable

Augment Injectable Bone Graft (AIBG) is being developed as an alternative to autograft in orthopedic surgery. In clinical studies, AIBG has been evaluated as a healing adjunct to fusion in hindfoot and ankle surgeries and distal radius fractures. The product is comprised of recombinant human platelet-derived growth factor and a tri-calcium phosphate and collagen carrier (rhPDGF-BB/β-TCP/collagen). At the point of use, the components are mixed and subsequently applied to the surgical site. The final consistency is a flowable paste, which can be extruded through a narrow gauge needle. AIBG is designed for controlled delivery to open surgical sites, to complement minimally invasive surgery or percutaneous delivery. It should be noted that the U.S. FDA has not approved the protocol used in the study reported here by Dr. Daniels, specifically the combining of the autograft patients from the previous Augment Bone Graft pivotal clinical trial. An additional study is currently ongoing in the U.S. and Canada which employs a 2:1 (AIBG:autograft) randomization schedule. The Company plans to utilize the historical autograft dataset as supporting documentation for future Augment Injectable regulatory filings.

About BioMimetic Therapeutics

BioMimetic Therapeutics (NASDAQ: BMTI) is a biotechnology company specializing in the development and commercialization of clinically proven products to promote the healing of musculoskeletal injuries and diseases, including therapies for orthopedics, sports medicine and spine applications. All Augment® branded products are based upon recombinant human platelet-derived growth factor (rhPDGF-BB), which is an engineered form of PDGF, one of the body's principal agents to stimulate and direct healing and regeneration. Through the commercialization of this patented technology, BioMimetic seeks to become the leading company in the field of regenerative medicine by providing new treatment options for the repair of bone, cartilage, tendons and ligaments.

BioMimetic has received regulatory approvals to market Augment® Bone Graft in Canada, Australia and New Zealand for use in hindfoot and ankle fusion indications. Augment is pending regulatory decisions in the U.S. and European Union for similar indications. The Company also markets a bone graft substitute line of products for orthopedic indications called AugmatrixTM Biocomposite Bone Graft.

For further information contact Kearstin Patterson, senior director of corporate communications, at 615-236-4419.

Forward-looking Statements

This press release contains forward-looking statements about our future results of operations and financial position, product development programs, business strategy, budgets, projected costs, plans and objectives of management for future operations that are not historical facts. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate,” “optimistic” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. There are many important factors that could cause BioMimetic’s actual results and the timing and outcome of events to differ materially from those expressed or implied in the forward-looking statements because of risks detailed in BioMimetic’s recent annual and quarterly reports filed with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2012, which are incorporated in this press release by this reference. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, and has no policy of doing so.

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